Exhibit 8.1

Principal Subsidiaries and Variable Interest Entities of HUYA Inc.

Subsidiaries	Jurisdiction of Incorporation
Tiger Information Technology Inc.	Cayman Islands
Tiger Company Ltd.	Cayman Islands
HUYA PTE. LTD.	Singapore
Huya Limited	Hong Kong
Guangzhou Huya Technology Co., Ltd.	PRC
Hainan Huya Entertainment Information Technology Co., Ltd.	PRC

Variable Interest Entities
Guangzhou Huya Information Technology Co., Ltd.	PRC
Guangzhou Yaoguo Information Technology Co., Ltd.	PRC
Guangzhou Dachafan Entertainment Co., Ltd.	PRC